Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2022 Unaudited Financial Results

BAODING, China, May 10 2022 /PRNewswire/ – IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the first quarter ended March 31, 2022.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “In the first quarter of 2022, our business was significantly affected by the dynamic and challenging macro environment and resurgence of COVID-19. We have resumed our business operation, and we expect to actively improve our business plans and launch a series of initiatives to optimize our revenue structure and diversify our business to counter the adverse effects of COVID-19 and the governmental policy developments on our operations and financial results. Looking forward, we believe our business fundamentals will defend our leading position in the industry and we remain intently focused on ramping production,broadening the market, and driving long-term value for shareholders in 2022 and beyond.”

First Quarter 2022 Unaudited Financial Results

	For the Three Months Ended March 31,
($ millions)	2022	2021	% Change
Revenues	15.48	24.21	-36.1%
Regular Corrugating Medium Paper (“CMP”)*	13.10	16.96	-22.8%
Light-Weight CMP**	1.93	3.75	-48.6%
Offset Printing Paper	-	2.12	-100.0%
Tissue Paper Products	0.40	1.25	-68.2%
Face Masks	0.06	0.13	-56.6%

Gross profit	0.31	1.83	-83.0%
Gross profit (loss) margin	2.0%	7.6%	-5.6 pp	****
Regular Corrugating Medium Paper (“CMP”)*	5.4%	8.5%	-3.1 pp	****
Light-Weight CMP**	8.2%	10.9%	-2.7 pp	****
Offset Printing Paper	-	19.4%	-19.4 pp	****
Tissue Paper Products***	-141.5%	-36.5%	-105.0 pp	****
Face Masks	29.5%	18.8%	10.7 pp	****

Operating loss	-2.96	-0.72	-308.2%
Net loss	-2.49	-4.34	42.7%
EBITDA	1.20	-0.07	1,814.3%
Basic and Diluted loss per share	-0.03	-0.12	75.0%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue decreased by 36.1% to approximately $15.48 million, mainly due to the decrease in sales volume of regular CMP, offset printing paper and tissue paper products.

●	Gross profit decreased by 83.0% to approximately $0.31 million. Total gross margin decreased by 5.6 percentage point to 2.0%.

●	Loss from operations was approximately $2.96 million, compared to loss from operations of approximately $0.72 million for the same period of last year.

●	Net loss was approximately $2.49 million, or loss per share of $0.03, compared to net loss of approximately $4.34 million, or loss per share of $0.12, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $1.20 million, compared to negative $0.07 million for the same period of last year.

Revenue

For the first quarter of 2022, total revenue decreased by 36.1%, to approximately $15.48 million from approximately $24.21 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in sales volume of regular CMP, offset printing paper and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the first quarter of 2022 and 2021, respectively:

	For the Three Months Ended March 31,
	2022			2021
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	13,099	25,245	519	16,964	33,626	504
Light-Weight CMP	1,927	3,841	502	3,748	7,670	489
Offset Printing Paper	-	-	-	2,116	3,142	673
Tissue Paper Products	398	397	1,003	1,251	1,120	1,117
Total	15,425	29,483	523	24,079	45,558	529

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	57	3,014	19	130	3,836	34

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 27.5%, to approximately $15.03 million and accounted for 97.1% of total revenue for the first quarter of 2022, compared to approximately $20.71 million, or 85.6% of total revenue for the same period of last year. The Company sold 29,086 tonnes of CMP at an ASP of $517/tonne in the first quarter of 2022, compared to 41,296 tonnes at an ASP of $502/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 22.8%, to approximately $13.10 million for the first quarter of 2022, compared to revenue of approximately $16.96 million for the same period of last year. The Company sold 25,245 tonnes of regular CMPat an ASP of $519/tonne during the first quarter of 2022, compared to 33,626 tonnes at an ASP of $504/tonne for the same period of last year. Revenue from light-weight CMP decreased by 48.6%, to approximately $1.93 million for the first quarter of 2022, compared to revenue of approximately $3.75 million for the same period of last year. The Company sold 3,841 tonnes of light-weight CMP at an ASP of $502/tonne for the first quarter of 2022, compared to 7,670 tonnes at an ASP of $489/tonne for the same period of last year.

Revenue from offset printing paper was nil  for the first quarter of 2022, compared to revenue of approximately $2.12 million for the same period of last year. The Company sold 3,142 tonnes of offset printing paper at an ASP of $673/tonne in the first quarter of 2021.

Revenue from tissue paper products decreased by 68.2%, to approximately $0.40 million for the first quarter of 2022, from approximately $1.25 million for the same period of last year. The Company sold 397 tonnes of tissue paper products at an ASP of $1,003/tonne for the first quarter of 2022, compared to 1,120 tonnes at an ASP of $1,117/tonne for the same period of last year.

Revenue from face masks decreased by 56.6%, to approximately $56,596 for the first quarter ended March 31, 2022, from $130,458 for the same period of last year. The Company sold 3,014 thousand pieces of face masks for the first quarter of2022, compared to 3,836 thousand pieces of face masks for the same period oflast year.

Gross Profit and Gross Margin

Total cost of sales decreased by 32.2%, to approximately $15.17 million for the first quarter of 2022 from approximately $22.38 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decrease in sales quantity of regular CMP, offset printing paper and tissue paper products.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $491, $461,$nil and $2,424, respectively, for the first quarter of 2022, compared to $462, $435, $543 and $1,525, respectively, for the same period of last year.

Total gross profit was approximately $0.31 million for the first quarter of 2022, compare to the gross profit of approximately $1.83 million for the same period of last year as a result of factors described above. Overall gross margin was 2.0% for the first quarter of 2022, compared to 7.6% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.4%, 8.2%, nil%, -141.5% and 29.5%, respectively, for the first quarter of 2022, compared to 8.5%, 10.9%, 19.4%, -36.5% and 18.8%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 29.2%, to approximately $3.30 million for the first quarter of 2022 from approximately $2.56 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $2.96 million for the first quarter of 2022, a decrease of 308.2%, from loss from operations of approximately $0.72 million for the same period of last year. Operating loss margin was 19.1% for the first quarter of 2022, compared to operating loss margin of 3.0% for the same period of last year.

Net Loss

Net loss was approximately $2.49 million, or loss per share of $0.03, compared to net loss of approximately $4.34 million, or loss per share of $0.12, for the same period of last year.

EBITDA

EBITDA was approximately $1.20 million for the first quarter of 2022, compared to approximately negative $0.07 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended March 31,
($ millions)	2022	2021
Net loss	-2.49	-4.34
Add: Income tax	-0.35	-0.10
Net interest expense	0.27	0.28
Depreciation and amortization	3.77	4.09
EBITDA	1.20	-0.07

Cash, Liquidity and Financial Position

As of March 31, 2022, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $15.36 million, $13.58 million and $2.99 million, respectively, compared to  approximately $11.20 million, $13.52 million and $2.98 million, respectively, as of December 31, 2021.

Net accounts receivable was approximately $4.98 million as of March 31, 2022, compared to approximately $4.87 million as of December 31, 2021. Net inventory was approximately $4.35 million as of March 31, 2022, compared to approximately $5.84 million as of December 31, 2021. As of March 31, 2022, the Company had current assets of approximately $48.62 million and current liabilities of approximately $19.94 million, resulting in a working capital of approximately $28.68 million. This was compared to current assets of approximately $55.52 million and current liabilities of approximately $20.43 million, resulting in a working capital of approximately $35.09 million as of December 31, 2021.

Net cash provided by operating activities was approximately $4.41 million for the first quarter of 2022, compared to net cash used in operating activities of approximately $8.28 million for the same period of last year. Net cash used in investing activities was approximately $7.18 million for the first quarter of 2022, compared to approximately $0.04 million for the same period of last year. Net cash provided by financing activities was approximately $6.89 million for the first quarter of 2022, compared to approximately $41.79 million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 312 8698215

Investor Relations

Ascent Investor Relations LLC

Ms. Tina Xiao

Email: tina.xiao@ascent-ir.com

Tel: +1-917-609-0333

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2022 AND DECEMBER 31, 2021

	March 31,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and bank balances	$15,358,443	$11,201,612
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $73,563 and $69,053 as of March 31, 2022 and December 31, 2021, respectively)	4,984,738	4,868,934
Inventories	4,354,676	5,844,895
Prepayments and other current assets	23,025,189	25,796,640
Due from related parties	892,743	7,804,068

Total current assets	48,615,789	55,516,149

Prepayment on property, plant and equipment	-	43,446,210
Finance lease right-of-use assets, net	2,254,357	2,286,459
Property, plant, and equipment, net	174,077,916	126,587,428
Value-added tax recoverable	2,396,938	2,430,277
Deferred tax asset non-current	11,666,488	11,268,679
Total Assets	$239,011,488	$241,535,202

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,984,374	$5,958,561
Current portion of long-term loans from credit union	6,868,089	6,838,465
Lease liability	228,051	210,161
Accounts payable	72,616	10,255
Advance from customers	39,866	39,694
Due to related parties	727,433	727,433
Accrued payroll and employee benefits	278,287	291,206
Other payables and accrued liabilities	5,739,631	5,250,539
Income taxes payable	-	1,108,038
Total current liabilities	19,938,347	20,434,352

Loans from credit union	2,992,974	2,980,065
Deferred gain on sale-leaseback	131,185	155,110
Lease liability - non-current	84,204	152,233
Derivative liability	1,676,946	2,063,534
Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,240,190 and $17,924,475 as of March 31, 2022 and December 31, 2021, respectively)	24,823,656	25,785,294

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 shares issued and outstanding as of March 31, 2022 and December, 31,2021.	99,050	99,050
Additional paid-in capital	88,927,787	88,927,787
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	11,422,306	10,496,168
Retained earnings	107,658,115	110,146,329
Total stockholders’ equity	214,187,832	215,749,908
Total Liabilities and Stockholders’ Equity	$239,011,488	$241,535,202

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Revenues	$15,481,618	$24,209,427
Cost of sales	(15,171,173)	(22,378,422)

Gross Profit	310,445	1,831,005

Selling, general and administrative expenses	(3,300,881)	(2,555,318)
Gain on acquisition	34,003	-

Loss from Operations	(2,956,433)	(724,313)

Other Income (Expense):
Interest income	3,455	4,333
Subsidy income	-	196,787
Interest expense	(270,813)	(278,901)
Gain (Loss) on derivative liability	386,588	(3,636,967)
Loss before Income Taxes	(2,837,203)	(4,439,061)

Provision for Income Taxes	348,989	100,205

Net Loss	(2,488,214)	(4,338,856)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	926,138	(1,468,770)

Total Comprehensive Loss	$(1,562,076)	$(5,807,626)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.03)	$(0.12)

Outstanding – Basic and Diluted	99,049,900	36,156,280

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$(2,488,214)	$(4,338,856)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,773,236	4,092,487
(Gain) Loss on derivative liability	(386,588)	3,636,967
Gain on acquisition	(34,001)	-
Allowance for bad debts	4,211	52,018
Deferred tax	(348,989)	(589,094)
Changes in operating assets and liabilities:
Accounts receivable	(98,921)	(2,920,798)
Prepayments and other current assets	3,056,189	(3,645,323)
Inventories	1,515,515	(6,270,151)
Accounts payable	62,315	1,785,742
Related parties	-	(311,679)
Accrued payroll and employee benefits	(14,181)	86,375
Other payables and accrued liabilities	483,666	(84,719)
Income taxes payable	(1,112,820)	226,699
Net Cash Provided by (Used in) Operating Activities	4,411,418	(8,280,332)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(368,504)	(44,599)
Acquisition of land	(6,807,468)	-
Net Cash Used in Investing Activities	(7,175,972)	(44,599)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	-	41,837,553
Payment of capital lease obligation	(51,708)	(43,230)
Loan repaid by a related party	6,945,022	-

Net Cash Provided by Financing Activities	6,893,314	41,794,323

Effect of Exchange Rate Changes on Cash and Cash Equivalents	28,071	(170,838)

Net Increase in Cash and Cash Equivalents	4,156,831	33,298,554

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	11,201,612	4,142,437

Cash, Cash Equivalents and Restricted Cash - End of Period	$15,358,443	$37,440,991

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$85,094	$97,642
Cash paid for income taxes	$1,112,820	$262,191

Cash and bank balances	15,358,443	37,440,991
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	15,358,443	37,440,991